Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Completion
of Acquisition of Independence Bank

Irvine, CA – January 27, 2015 – Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced today that it has completed the acquisition, effective as of the close of business yesterday, of Independence Bank (OTCQB: IDPK), a Newport Beach, California based state-chartered bank.  The acquisition was approved by the Independence Bank shareholders at a special meeting of shareholders held on January 23, 2015.  The issuance of the shares of the Company's common stock to the Independence Bank shareholders in connection with the acquisition was approved by the Company's shareholders at special meeting of shareholders also held on January 23, 2015.

Under the terms of the merger agreement, each share of Independence Bank common stock was converted into the right to receive $13.75 per share in cash or 0.9259 shares of Company common stock, or a combination thereof, subject to the overall requirement that approximately 10% of the consideration will be in the form of cash and approximately 90% will be in the form of Company common stock.  The value of the total deal consideration was approximately $79.6 million, which includes approximately $6.1 million of cash consideration for Independence Bank common stockholders, $1.4 million of aggregate cash consideration to the holders of Independence Bank stock options and warrants, and $72.1 million of stock consideration (based on the closing stock price of the Company’s common stock on January 26, 2015).

“We are very pleased that we were able to execute a quick and efficient closing process, so that we can begin recognizing the significant synergies we project for this transaction,” said Steven R. Gardner, President and Chief Executive Officer of Pacific Premier Bancorp.  “We are well under way with our integration so that we can provide a seamless transition for Independence Bank’s customers and ensure they continue to receive an outstanding level of service.  We are excited to welcome the former shareholders, employees, and customers of Independence Bank and with the closing of this transaction, we now have a much broader presence in Southern California and a greater ability to increase our combined customer base.”

With the addition of Independence Bank, on a pro forma combined basis, the Company would have total assets of approximately $2.5 billion, total loans outstanding of approximately $2.0 billion and total deposits of approximately $2.0 billion as of December 31, 2014 (unaudited and excluding purchase accounting adjustments).

Advisors

D.A. Davidson & Co. acted as financial advisor to the Company in the transaction and delivered a fairness opinion to the Board of Directors of the Company.  Holland & Knight LLP served as legal counsel to the Company.  Keefe, Bruyette & Woods, Inc., A Stifel Company, acted as financial advisor to Independence Bank and delivered a fairness opinion to the Board of Directors of Independence Bank.  Stinson Leonard Street LLP served as legal counsel to Independence Bank.

About Pacific Premier Bancorp, Inc.

The Company is the holding company for the Bank, one of the largest community banks headquartered in Southern California.  The Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California. The Bank offers a diverse range of lending products including commercial, commercial real estate, construction, residential warehouse and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.  Prior to including the impact from the acquisition of Independence Bank, the Bank serves its customers through its 13 full-service depository branches in Southern California located in the cities of Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino, San Diego and Seal Beach.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2013 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Contact:

Pacific Premier Bancorp, Inc.

Steve Gardner
President/CEO
949.864.8000

Kent J. Smith
Executive Vice President/CFO
949.864.8000